UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) February 23, 2021

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA	19355-2143
(Address of Principal Executive Offices)	Zip Code

Registrant's telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common stock, par value $0.10 per share	VSH	New York Stock Exchange

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

Base Salaries

On February 23, 2021, the Compensation Committee of Vishay Intertechnology, Inc.'s ("Vishay") Board of Directors approved the 2021 base salaries for Vishay's executive officers.

The base salaries for 2021 are set forth below, with approximate U.S. dollar equivalents based on the average exchange rate for 2020:

Name	2021 Base Salary
Marc Zandman	ILS 3,977,265 (approximately $1,160,000) (1)
Dr. Gerald Paul	€1,102,767 (approximately $1,260,000) (2)
Lori Lipcaman	€461,704 (approximately $530,000) (2)
Johan Vandoorn	€518,535 (approximately $590,000) (2)
David Valletta	$565,371
Joel Smejkal	$578,825
Clarence Tse	TWD 19,436,622 (approximately $660,000) (3)
Jeff Webster	ILS 1,571,960 (approximately $460,000) (1)
Andreas Randebrock	€334,758 (approximately $380,000) (2)

(1) Salary will be paid in Israeli shekels
(2) Salary will be paid in euro
(3) Salary will be paid in new Taiwan dollars

Changes to Employment Agreements of Executive Officers

On February 23, 2021, the Compensation Committee of the Board of Directors also approved changes to increase the long-term equity incentive compensation component of total compensation awarded to Vishay’s executive officers other than Marc Zandman, Executive Chairman of the Board, and Dr. Gerald Paul, Vishay’s Chief Executive Officer. Long-term equity incentive compensation is awarded as a percentage of each executive officer’s base salary, which percentages have been increased, as listed below:

Name	Percentage
Lori Lipcaman	70%
Johan Vandoorn	50%
David Valletta	50%
Joel Smejkal	50%
Clarence Tse	40%
Jeff Webster	40%
Andreas Randebrock	40%

These changes will be included in amendments to the respective employment agreements of the executive officers.

Changes to Employment Agreement of Executive Chairman

Also on February 23, 2021, the Compensation Committee of the Board of Directors approved certain changes to the employment agreement (as previously amended on August 8, 2010 and August 30, 2011) of Mr. Zandman as described below:

•
Mr. Zandman’s medical coverage (before and after his retirement) is expanded to include his dependents (regardless of age), as well as their future spouses and children, up to an annual health insurance premium cap of $50,000.  If the health insurance premiums in respect of Mr. Zandman, his spouse, and his dependent children under age 26 (the formerly covered group) increase in future years, the annual health insurance premium cap will be increased accordingly, but there will be no increase in the cap if the premiums in respect of his children age 26 and over and their spouses and children increase.

•
The amendment removes Mr. Zandman’s contractual right to reimbursement by Vishay of any excise tax payable by him personally on compensation paid upon a change of control of Vishay. Under the amendment, if  Mr. Zandman would otherwise receive “excess parachute payments”  on a change of control of Vishay, he would receive only whichever of the following two options would yield a greater after-tax benefit to him: (i) accepting all of the intended payments and paying the excise tax personally, or (ii) waiving the payments over the excise tax threshold such that no excise tax is payable.

•
The amendment also adds standard language under Section 409A of the Internal Revenue for US taxpayers providing for a six-month required delay of certain payments made to key employees in connection with a separation from service.

These changes will be included in an amendment to Mr. Zandman’s employment agreement.

Item 8.01 - Other Events

Stock Ownership Guidelines

Also on February 23, 2021, Vishay's Board of Directors adopted stock ownership guidelines for Vishay’s executive officers other than Mr. Zandman and Dr. Paul ("Covered Executive").  Each Covered Executive is required to own shares of Vishay’s common stock having an aggregate market value equal to or greater than one (1) time the Covered Executive’s base salary as of the measurement date (the first trading day in March of each calendar year), subject to a five-year phase in period.  For the purposes of the guidelines, "ownership" includes shares underlying time-based restricted stock and restricted stock unit awards (whether or not vested), shares underlying vested performance-based restricted stock and performance-based restricted stock units, and shares held outright or benefically owned by the executive and/or his or her immediate family members.

Furthermore, Vishay's Board of Directors adopted modifications to the Non-Employee Director stock ownership guidelines to include in "ownership" shares underlying time-vested restricted stock and restricted stock unit awards (whether or not vested) and shares held outright or benefically owned by the director and/or his or her immediate family members.

Cash Dividend Declaration

Also on February 23, 2021, Vishay declared a quarterly cash dividend of $0.095 per share of common stock and Class B common stock outstanding payable on March 30, 2021 to stockholders of record at the close of business on March 17, 2021. A copy of the press release announcing the dividend declaration is attached as Exhibit 99.1 to this report.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated February 23, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2021

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lori Lipcaman

Name:	Lori Lipcaman
Title:	Executive Vice President and
Chief Financial Officer